UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 8, 2019

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 8, 2019 (the “Fourth Amendment Effective Date”), Aceto Corporation, a New York corporation (the “Company”), amended its existing senior secured Credit Agreement (as defined below) to, among other things, allow the Company to resume access to up to $23.0 million of its revolving credit facility, in order to fund vendor and business partner purchases and other payments, the continuation of its previously announced strategic process and general working capital purposes, on the terms and subject to the conditions described below.

The amendment - constituting a Fourth Amendment and Limited Waiver (the “January Amendment”), by and among the Company, certain other loan parties party thereto (the “Loan Parties”), the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) - further amended the Company’s Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of December 21, 2016, by and among the Company, the Loan Parties, the lenders party thereto and the Administrative Agent.  All capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Credit Agreement, unless otherwise defined herein.

The January Amendment contains certain amendments to the Credit Agreement relating to the revolver access and vendor and business partner payments, under which the Company is permitted:

(a) on or after the Fourth Amendment Effective Date, to request and borrow up to an additional $23.0 million as Revolving Loans; and

(b) to purchase, prior to the repayment of these newly borrowed Revolving Loans and during (x) the Company’s fiscal year 2019, assets in an aggregate amount not to exceed $6,500,000 or (y) the third quarter of the Company’s fiscal year 2019, assets in an aggregate amount not to exceed $3,105,000, in each case, consisting of intangible assets relating to strategic product acquisitions, certain data compensation expenses and certain capital expenditures.

The January Amendment also contains modifications to the Credit Agreement relating to cash management and liquidity. In general, further compliance with the minimum liquidity covenant from the Third Amendment to the Credit Agreement has been permanently waived, there is a cash anti-hoarding provision, and there are restrictions on the Company and Domestic Subsidiaries transferring funds to Foreign Subsidiaries and prohibitions on paying dividends and making similar distributions.

The January Amendment mandates certain milestones with respect to the Company’s strategic process. In general, the milestones require delivery to the Administrative Agent and Lenders of proposals and commitments from financially credible third parties, the proceeds of which would be sufficient and used to repay both the Revolving Loans borrowed on or after the Fourth Amendment Effective Date and the remaining Obligations. The Company has been taking steps to meet these milestones, but no assurance may be given that they will be successfully met. The January Amendment also revises both the Revolving Loan Maturity Date and Term Loan Maturity Date to June 30, 2019, the last day of the Company’s current fiscal year.

The January Amendment provides for a waiver of any event of default under the Credit Agreement arising as a result of the failure by the Company (x) to make certain principal and interest payments under the Credit Agreement that were due on or about December 31, 2018 (which were instead paid pursuant to the January Amendment on the Fourth Amendment Effective Date) and (y) to pay interest on certain deferred payment amounts to the sellers under the 2016 Citron product purchase agreement, and (z) as described above, the non-compliance by the Company with the liquidity financial covenant.  The January Amendment provides for the payment of a fee equal to 2.0% of each Lender’s revolving commitment that is available or borrowed after the Fourth Amendment Effective Date, a 0.25% (of each such Lender’s aggregate exposure) consent fee to the Lenders who timely consented to the January Amendment, increases the waiver fees imposed under the Third Amendment from 4.0% to 6.0% but only under certain circumstances, and provides for reimbursement of certain third party expenses incurred by the Administrative Agent and Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: January 8, 2019	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO